Exhibit 10.2

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (this “Agreement”) is entered into as of February 22, 2017 (the “Effective Date”), by and between The Hershey Company, a Delaware corporation (the “Company”), and John P. Bilbrey (“Executive”).

WHEREAS, the Company and Executive are parties to an Executive Employment Agreement, dated as of August 7, 2012, and amended as of November 16, 2015 (the “Employment Agreement”);

WHEREAS, Executive has informed the Company that he desires to voluntarily retire from his positions as the President and Chief Executive Officer of the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms and conditions of Executive’s continued service with the Company and Executive’s entitlements and obligations in connection with his retirement.

NOW, THEREFORE, in light of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive do hereby agree as follows:

1.    Continued Services; Retirement.

(a)    President and Chief Executive Officer. Executive’s retirement from his positions as the Company’s President and Chief Executive Officer will become effective as of the earlier of (A) March 1, 2017 and (B) the effective date of the Company’s appointment of a successor to serve as the Chief Executive Officer of the Company (as applicable, the “Retirement Date”). During the period beginning on the Effective Date and ending on the Retirement Date (the “Transition Period”), Executive will continue to have the duties and authorities set forth in Section 2 of the Employment Agreement.

(b)    Chairman of the Board of Directors. Executive will continue to serve as the Chairman of the Company’s Board of Directors (the “Board”) from the Effective Date through the Retirement Date. Effective as of the Retirement Date, Executive will serve as the Non-Executive Chairman of the Board for such period as is determined by the Board in its sole discretion.

(c)     Internal Revenue Code Section 409A. It is not expected that after the Retirement Date the Executive will work for the Company more than twenty percent (20%) of the average time that he had worked in the thirty-six (36) months prior to the Retirement Date and, therefore, will have a separation from service on the Retirement Date for purposes of Internal Revenue Code Section 409A.

2.    Compensation and Benefits During Transition Period. Executive will be eligible to receive the following compensation and benefits in connection with his services to the Company during the Transition Period:

(a)    Base Salary. During the Transition Period, Executive will continue to receive a current base salary (as may be increased from time to time, “Base Salary”), payable in accordance with the Company’s normal payroll practices, at an annual rate of $1,236,000.

(b)    Cash Bonuses. In addition to the Base Salary, Executive will continue to be eligible to receive an annual cash bonus under the One Hershey Incentive Program for 2016 in accordance with the terms and conditions previously communicated to Executive in respect of such bonus.

(c)    Long-Term Incentives. Any equity awards relating to shares of the Company’s common stock (“Common Shares”) that are held by Executive and outstanding as of the Effective Date will continue to vest in accordance with the current terms and conditions thereof during the Transition Period.

(d)    Employee Benefits. During the Transition Period, Executive will continue to be eligible to participate in the Company’s employee benefit plans at the same level as he is eligible to participate in such plans immediately prior to the Effective Date, subject to the terms and conditions thereof as in effect from time to time.

(e)    2017 Compensation. Any decisions regarding Executive’s compensation with respect to the portion of the Transition Period commencing on January 1, 2017 will be made by action of the Compensation and Executive Organization Committee and Board as part of the Company’s ordinary course annual compensation process for 2017.

3.    Payments and Benefits Upon Retirement. If Executive remains in service as contemplated by Section 1 of this Agreement through the Retirement Date, Executive will be eligible to receive all of the payments and benefits to which he is entitled upon a voluntary termination of his employment on the Retirement Date under the terms and conditions of (i) the Employment Agreement, (ii) The Hershey Company Equity and Incentive Compensation Plan and each award agreement governing outstanding stock options, restricted stock units and performance stock units issued to Executive thereunder, (iii) The Hershey Company Deferred Compensation Plan and (iv) The Hershey Company Supplemental Executive Retirement Plan (the “SERP”); provided, that, the amount of Executive’s retirement benefit under the SERP will be determined as if (a) Executive’s retirement occurred on July 1, 2017 and (b) Executive had completed a total of 1,000 “hours of service” under the SERP in respect of the plan year beginning on January 1, 2017 regardless of the actual number of hours of service completed by Executive in respect of such plan year.

4.    Certain Obligations.

(a)    Covenants and Related Provisions. At all times following the Effective Date, Executive will remain subject to all of the terms and conditions of (i) his Executive Confidentiality and Restrictive Covenant Agreement with the Company, dated as of February 25, 2009 and (ii) all provisions of the Employment Agreement that survive the termination of Executive’s employment with the Company.

(b)    Release of Claims. In consideration of the payments and benefits provided to Executive under this Agreement, Executive will execute a release of claims substantially in the form annexed to his Employment Agreement on or within 21 days following the Retirement Date (or such longer period as is required by applicable law).

5.    Executive Acknowledgement. Executive acknowledges and agrees that none of the terms and conditions set forth in or otherwise contemplated by this Agreement will, either individually or in the aggregate, (i) be treated as an involuntary termination of Executive’s employment with the Company other than for “Cause” or (ii) provide Executive with the ability to terminate his employment with the Company for “Good Reason” and receive the payments and benefits under either Section 5(d) of the Employment Agreement or any other arrangement between the Company and Executive or to which Executive is subject.

6.    Payment of Legal Fees. The Company agrees to promptly pay all legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement; provided, that, the Company receives an invoice from Executive's counsel within ninety (90) days after the Effective Date with appropriate detail regarding the legal services rendered in connection with this Agreement.

7.     Miscellaneous.

(a)    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and may be amended, modified or changed only by a written instrument executed by Executive and the Company. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflict of laws.

(c)    Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(d)    Entire Agreement. Except as otherwise set forth herein, this Agreement (i) contains the entire agreement and understanding of the parties with respect to the subject matter set forth herein and (ii) supersedes and replaces any prior agreement or understanding between the parties with respect to the subject matter hereof, including the Employment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Retirement Agreement as of the date set forth below:

THE HERSHEY COMPANY:

BY: /s/ Leslie M. Turner

NAME: Leslie M. Turner

TITLE: Senior Vice President, General Counsel and Secretary

DATE: February 22, 2017

JOHN P. BILBREY:

/s/ John P. Bilbrey

DATE: February 22, 2017

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